UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

June 27, 2008

, Date of Report (Date of earliest event reported)

MPC CORPORATION

(Exact Name of Registrant as Specified in Charter)

Colorado	0-115404	84-1577562
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

906 East Karcher Road, Nampa, ID 83687

(Address of principal executive offices)

(208) 893-3434

(Registrant’s telephone number, including are code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On June 27, 2008, the American Stock Exchange (“AMEX”) notified us that, although we remain out of compliance with certain of continued listing standards, AMEX has accepted our plan for regaining compliance. AMEX has granted us an extension until November 9, 2009, to regain compliance with its continued listing standards.

Previously, on May 8, 2008, the American Stock Exchange (“AMEX”) notified us that we failed to satisfy a continued listing rule. Specifically, the notice from AMEX stated that we are not in compliance with Section 1003(a) (i) of the AMEX Company Guide in that we have stockholder’s equity of less than $2 million and have sustained losses from continuing operations or net losses in two of its three most recent fiscal years. We were afforded the opportunity to submit a plan of compliance. We submitted the plan on June 9, 2008.

We will be subject to periodic review by the AMEX staff during the extension period. Failure to make progress consistent with the plan or regain compliance with the continued listing standards by the end of the extension period could result in our being delisted from the AMEX. There is no assurance that we will make progress consistent with the Plan accepted by AMEX, or that we will be able to regain compliance and retain its listing.

Item 8.01	Other Events

On July 3, 2008 we issued a press release concerning the notice from AMEX described in Item 3.01 above. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits

99.1	Press release issued by MPC Corporation dated July 3, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MPC CORPORATION

Date: July 3, 2008	By: /s/ Curtis Akey Curtis Akey Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release issued by MPC Corporation dated July 3, 2008.